Exhibit 99.1

For More Information Contact:

Timothy R. Kasmoch, CEO

2254 Centennial Road   Toledo, Ohio 43617
PHONE 419-535-6374    FAX 419-535-7008
ir@nviro.com

The United Nations Honors Dan N-Viro Plant and N-Viro Soil Process in Israel

Toledo, Ohio, July 9, 2012 – N-Viro International Corporation (NVIC: OTCQB) celebrates with Dan Viro and The Shafdan Wastewater Treatment Plant, on the United Nations selection of the plant as an example of environmental sustainability.  Israel’s largest municipal wastewater treatment plant uses the N-Viro process to reduce 15% of the total flow of untreated sludge from entering the Mediterranean Sea.

The recently commissioned N-Viro facility is in full scale operation producing a high efficient agricultural product compared to regular fertilizers.  Tests were conducted by the Volcani Center for Agricultural Research; test results confirmed the exceptional performance of N-Viro Soil, increasing yields by 50%.  N-Viro International signed a technology license agreement, commissioned the facility and currently is collecting revenue for the Company from the facility.  The success of the process and product benefits has enabled the planned expansion of production capacity of an additional 100 tons per day.

About N-Viro International
N-Viro International Corporation is a leader in the conversion of organic materials generated from industrial, agricultural and municipal sources. The Company’s proprietary technologies, unique services and materials handling expertise are combined to offer turnkey solutions in both soil enrichment and alternative fuel development.

The Company generates revenues derived from fees that are collected for accepting municipal biosolids and from the processing facilities in the United States and at several international sites that are either wholly owned or operated through licensing agreements.

N-Viro will continue to post press releases and current news on the company website and a discussion forum on the company blog site.  We encourage stockholders and interested parties to monitor the site on a regular basis.

N-Viro International Website and N-Viro International Blog

Special Cautionary Note Regarding Forward‐Looking Statements
The Company cautions that words used in this document such as "expects," “hopes”, "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future.  These forward‐looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to differ materially from those described herein.  For example, while the Company expects business expansion projects to begin in an estimated time frame, such expectations are subject to adverse economic conditions and other factors outside of the Company's control.  Further, the Company’s ability to increase capabilities and expand capacity is subject to the ability of the Company or its partners to access sufficient capital to pay for this expansion, which will further depend on, among other factors, market acceptance.  The Company’s ability to achieve profitability of these projects could be negatively impacted if there is a lack of an adequate supply of waste or expenses increase above the Company's expectations ‐ including fuel and transportation costs, labor costs and costs relating to the treatment and processing of the biosolids and creation of the N‐Viro Soil or N‐Viro Fuel.  In addition, while the Company believes that trends in "greener" energy solutions are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing products and other alternative energy source.  All of these factors, and other factors, will affect the profitability of the Company.  Additional information about these and other factors that may adversely affect these forward‐looking statements are contained in the Company's reports, including its Annual Report on Form 10‐K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward‐looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward‐looking information except to the extent required by applicable securities laws.